      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1999


                                                      REGISTRATION NO. 333-75475

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            COOPER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                     OHIO                                        31-4156620
(State or other jurisdiction of incorporation     (I.R.S. Employer Identification Number)
               or organization)

                             ---------------------
                             600 TRAVIS, SUITE 5800
                              HOUSTON, TEXAS 77002
                                 (713) 209-8400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            DIANE KOSMACH SCHUMACHER
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                             600 TRAVIS, SUITE 5800
                              HOUSTON, TEXAS 77002
                                 (713) 209-8400
                              (713) 209-8995 (FAX)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

               DAVID A. ZAGORE                             WILLIAM P. ROGERS, JR.
       SQUIRE, SANDERS & DEMPSEY L.L.P.                   CRAVATH, SWAINE & MOORE
      4900 KEY TOWER, 127 PUBLIC SQUARE                      825 EIGHTH AVENUE
            CLEVELAND, OHIO 44011                           NEW YORK, N.Y. 10019
                (216) 479-8500                                 (212) 474-1270

                             ---------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                            DATED             , 1999

PROSPECTUS

                            COOPER INDUSTRIES, INC.

                                  $500,000,000

                                DEBT SECURITIES

       We may offer, in one or more offerings, debt securities having a total initial public offering price of up to $500,000,000. We will offer our debt securities in amounts, at prices and on terms we will determine at the time of our offering based on market conditions. We will provide specific terms of these securities in supplements to this prospectus for each series of debt securities offered. You should read this prospectus and any supplement carefully before you invest.

                         ------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ------------------------------

           The date of this prospectus is                     , 1999

                               TABLE OF CONTENTS

                                   PROSPECTUS

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................     1
Disclosure Regarding Forward-Looking Statements.............     2
The Company.................................................     2
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     4
Description of the Debt Securities..........................     4
Plan of Distribution........................................    13
Legal Opinions..............................................    13
Experts.....................................................    13

                                      (ii)

                      WHERE YOU CAN FIND MORE INFORMATION

       We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities in the following locations:

      Public Reference Room      New York Regional Office   Chicago Regional Office
      450 Fifth Street, N.W.     7 World Trade Center       Citicorp Center
      Room 1024                  Suite 1300                 500 West Madison Street,
      Washington, DC 20549       New York, NY 10048         Suite 1400
                                                            Chicago, IL 60661-2511

You may obtain information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. Our filings are also available to the public on the SEC's website located at http://www.sec.gov.

       In addition, you may inspect our reports at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

       The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC in the documents listed below. This means that we can disclose important information to you by including it in those documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement. Information that we file later with the SEC will automatically update and supersede the information in this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until our offering of our debt securities is completed:

       -  Annual Report on Form 10-K for the fiscal year ended December 31,
          1998;


       -  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;


       - Proxy Statement dated March 10, 1999 for the 1999 Annual Meeting of Shareholders;


       - Current Reports on Form 8-K dated January 28, 1999, February 16, 1999, and April 23, 1999.



       This prospectus is part of a registration statement we have filed with the SEC relating to our debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement, the exhibits and schedules for more information about us and our debt securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its web site. You may also request a copy of our filings with the SEC at no cost, by writing to or telephoning us at our executive offices at the following address:


                            Cooper Industries, Inc.
                           Attn: Corporate Secretary
                             600 Travis, Suite 5800
                               Houston, TX 77002
                                 (713) 209-8400

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       Statements contained in this prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs as well as assumptions made by, and information currently available to, management. Because the statements are based on expectations as to future events and economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include:

       -  the effects of competition,

       -  legislative and regulatory changes,

       -  environmental liabilities,

       -  changes in the economy, and

       - other factors discussed in this and other documents that we file with the SEC.

When used in our documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements.

                                  THE COMPANY

       Cooper Industries, Inc. is a diversified, worldwide manufacturing company doing business in two primary business segments: electrical products and tools & hardware. Cooper was incorporated in Ohio in 1919 and today has over 100 manufacturing facilities and approximately 28,100 employees in the United States and in more than 25 foreign countries.

ELECTRICAL PRODUCTS SEGMENT

       Our electrical products segment produces and markets electrical and electronic distribution and circuit protection products and lighting fixtures for use in residential, commercial and industrial construction, maintenance and repair. In addition, the segment produces and markets products for use by utilities and industries for primary electrical power distribution and control. Some of the major products include:

       -  Buss(R) and Edison(R) fuses;

       -  Crouse-Hinds(R) and CEAG(R) electrical construction materials;

       - Crouse-Hinds(R), Fail-Safe(TM), Halo(R) and Metalux(R) lighting fixtures;

       -  Menvier emergency lighting and fire detection systems;

       -  Kyle(R) distribution switchgear; and

       - McGraw-Edison(TM) and RTE(R) power and distribution transformers and related products.

TOOLS & HARDWARE SEGMENT

       Our tools & hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair, and for general industrial and consumer use. Some of the well-known products include:

       -  Campbell(R) chain;

       -  Crescent(R) wrenches;

       -  Diamond(R) horseshoes and farrier tools;

       -  Lufkin(R) measuring tapes;

       -  Nicholson(R) files and saws;

       -  Plumb(R) hammers;

       -  Weller(R) soldering equipment;

       -  Wiss(R) scissors;

       -  Xcelite(R) screwdrivers; and

       -  Buckeye(R), DGD(TM), Dotco(R) and Master Power(R) power tools.

RECENT DEVELOPMENTS

       On October 9, 1998, we completed the sale of our automotive products segment for $1.9 billion. We have used the proceeds from the sale to reduce debt and buy back our common stock.

       In December 1998, we exchanged the remaining $189 million principal amount of our 6.0% three-year exchangeable notes for 14,000,000 shares of Wyman-Gordon Company common stock held by us. The exchange rate was one Wyman-Gordon share per $13.50 principal amount of the notes. As a result of this transaction, we no longer hold any Wyman-Gordon shares.

                                USE OF PROCEEDS

       Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of the debt securities to reduce short-term and other indebtedness, to finance our operations and for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES


       The following table sets forth our ratio of earnings to fixed charges for the five years ended December 31, 1998 and the three months ended March 31, 1999. The ratio of earnings to fixed charges has been calculated by dividing fixed charges into the sum of fixed charges and income from continuing operations before income tax expense and before equity in earnings or losses of less than fifty-percent owned companies. Fixed charges consist of interest costs and the estimated interest portion of rent expense.



THREE MONTHS
   ENDED
 MARCH 31,           YEAR ENDED DECEMBER 31,
------------   -----------------------------------
    1999       1998   1997   1996   1995(1)   1994
------------   ----   ----   ----   -------   ----
    8.0x       5.6x   5.8x   4.1x    2.8x     4.7x


(1) Effective January 1, 1995, we exchanged our outstanding $1.60 convertible exchangeable preferred stock for $691.2 million of 7.05% convertible subordinated debentures due 2015. The exchange increased after-tax cash flows by approximately $20 million annually, but also increased interest expense included in fixed charges by approximately $49 million annually, resulting in a significant reduction in the ratio of earnings to fixed charges.

                       DESCRIPTION OF THE DEBT SECURITIES

       The following description of the terms of the debt securities describes the general terms of the debt securities to which any prospectus supplement may relate. The prospectus supplement that relates to a particular offering of debt securities will describe the terms of the debt securities offered and the extent to which the following general provisions do not apply to that particular offering. If the information in the prospectus supplement differs from this prospectus, investors should rely on information in the prospectus supplement with respect to the particular debt securities being offered.


       We will issue debt securities under an indenture dated January 15, 1990, as amended by a supplemental indenture substantially in the form of Exhibit 4.2, between us and The Chase Manhattan Bank, as trustee. We have filed the indenture and the supplemental indenture as exhibits to the registration statement of which this prospectus is a part. The following description is a summary of the provisions of the indenture, as amended by the supplemental indenture. Because it is a summary, it does not contain all of the information that may be important to you. We urge you to read the entire indenture, including any supplements thereto, because it, and not this description, defines your rights as a holder of the debt securities. Whenever particular provisions or defined terms of the indenture are used in this prospectus or any prospectus supplement, the provisions or defined terms are incorporated herein by reference.


GENERAL

       The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt, unless we are required by the covenant described below under "Covenants -- Covenants Limiting Secured Indebtedness" to secure the debt securities. The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture.

       We may issue the debt securities in one or more series with the same or various maturities at par, at a premium or at a discount. Debt securities bearing no interest or interest at a rate that at the time of issuance is below market rates will be sold at a discount below their stated principal amount. The discount may be substantial. We will describe federal income tax consequences and other special considerations applicable to any of these securities in the applicable prospectus supplement. The debt securities will not contain any provisions that may afford holders of the debt securities protection upon a change in control of Cooper or upon a highly leveraged transaction, whether or not the transaction results in a change in control of Cooper.

       You should refer to the prospectus supplement relating to the particular series of debt securities being offered for the following terms:


       - the designation, aggregate principal amount and authorized denominations of the debt securities;


       - the percentage of the principal amount at which the debt securities will be issued;

       -  the date or dates on which the debt securities will mature;

       - the date or dates on which principal will be payable and whether the debt securities will be payable on demand on or after any date;

       - the rate or rates per annum at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

       - the date or dates from which interest, if any, will accrue and the times at which interest will be payable;

       -  provisions for a sinking, purchase or other similar fund, if any;

       - if applicable, the date after which and the price or prices at which the debt securities may be redeemed;

       - the principal amount of the debt securities which are issued bearing no interest or below-market interest payable upon declaration of acceleration of the maturity of the debt securities;

       - any modifications of the events of default, covenants or defeasance provisions contained in the indenture pertaining to the debt securities; and

       -  any other terms of the debt securities.

       The following will occur at the office of the trustee in New York, New
York:

       - We will make all principal, premium and interest payments on the debt securities, unless we elect to make interest payments by check mailed to the address of the person entitled to the payment as it appears on the register of holders of debt securities;

       - the debt securities will be exchangeable for other authorized denominations; and

       -  transfers of the debt securities will be registrable.

       We will issue debt securities only in fully registered form without coupons in denominations of $1,000 or any integral multiple of $1,000. No service charge will apply to any transfer or exchange of the debt securities, but Cooper may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

COVENANTS

       The covenants summarized below are applicable so long as any of the debt securities are outstanding. If indicated in the applicable prospectus supplement, any of the following covenants may be deleted or modified from that summarized below and additional covenants may be included with respect to the debt securities offered by the prospectus supplement.

         DEFINITIONS

       The following definitions will be used in this description of the covenants.

       "Board of Directors" means the Board of Directors of Cooper or any committee of such Board or any committee of officers of Cooper duly authorized by the Board of Directors to take any action under the indenture.

       "Consolidated Tangible Assets" means, as of any date, the total amount of assets of Cooper and its Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding that date, as determined under generally accepted accounting principles, less: (a) Intangible Assets and (b) appropriate adjustments on account of minority interests of other persons holding equity investments in Subsidiaries, in the case of each of clauses (a) and (b) above as reflected on the consolidated balance sheet of Cooper and its Subsidiaries as of the end of the fiscal quarter immediately preceding that date.

       "Funded Debt" means:

       - any Indebtedness maturing by its terms more than one year from the date of its issuance, including any Indebtedness renewable or extendible at the option of the obligor to a date later than one year from the date of its original issuance, excluding any portion of Indebtedness which is included in current liabilities; and

       - any Indebtedness which may be payable from the proceeds of Funded Debt as defined above under the terms of the Funded Debt.

       "Indebtedness" of any corporation means all indebtedness for money borrowed which is created, assumed, incurred or guaranteed in any manner by such corporation or for which such corporation is otherwise responsible or liable.

       "Intangible Assets" means all goodwill, patents, trademarks, service marks, trade names, copyrights, and all other items that would be treated as intangibles on the consolidated balance sheet of Cooper and its Subsidiaries prepared under generally accepted accounting principles.

       "Lien" means any mortgage, pledge, security interest, lien, charge or other encumbrance.

       "Principal Property" means:


       - any manufacturing plant located in the continental United States, or manufacturing equipment located in any such manufacturing plant, that is owned or leased on the first date on which a debt security is authenticated by the trustee, or thereafter acquired or leased by Cooper or any Restricted Subsidiary, other than (a) any property that the Board of Directors determines is not of material importance to the total business conducted, or assets owned, by Cooper and its Subsidiaries as an entirety, or (b) any portion of any property that the Board of Directors determines is not of material importance to the use or operation of the property; and

       - any shares or Indebtedness issued by any Restricted Subsidiary.


       Manufacturing plant includes the land on which the plant is erected and the fixtures thereto. Manufacturing plant does not include any plant in which the aggregate interest of Cooper and its Restricted Subsidiaries does not exceed fifty percent. Manufacturing equipment means manufacturing equipment in such manufacturing plants used directly in the production of Cooper's or any Restricted Subsidiary's products and does not include office equipment, computer equipment, rolling stock and other equipment not directly used in the production of Cooper's or any Restricted Subsidiary's products.


       "Restricted Subsidiary" means any Subsidiary substantially all the property of which is located in the continental United States, other than:


       - a Subsidiary primarily engaged in financing, including, without limitation, lending on the security of, purchasing or discounting, with or without recourse, receivables, leases, obligations or other claims arising from or in connection with the purchase or sale of products or services;


       -  a Subsidiary primarily engaged in leasing or insurance; or

       - a Subsidiary primarily engaged in financing Cooper's operations outside the continental United States.

       "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing by Cooper or any Restricted Subsidiary of any Principal Property of Cooper or any Restricted Subsidiary whether the property is now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by Cooper or the Restricted Subsidiary to such person. However, the following shall not be Sale and Leaseback Transactions:

       -  leases for a term of not more than three years;

       - leases between Cooper and a Restricted Subsidiary or between Restricted Subsidiaries; and

       - leases of property executed prior to, at the time of, or within one year after the later of, the acquisition, the completion of construction, including any improvements or alterations on real property, or the commencement of commercial operation, of the property.


       "Secured Indebtedness" of any corporation means Indebtedness secured by any Lien upon property, including shares or Indebtedness issued by any Restricted Subsidiary, owned by Cooper or any Restricted Subsidiary.


       "Subsidiary" means any corporation, a majority of the voting shares of which are at the time owned or controlled, directly or indirectly, by Cooper or by one or more Subsidiaries, or by Cooper and one or more Subsidiaries and which is consolidated in Cooper's latest consolidated financial statements filed with the SEC or provided generally to Cooper's shareholders.

         COVENANT LIMITING SECURED INDEBTEDNESS

       Neither Cooper nor any Restricted Subsidiary will create, assume, guarantee, or incur any Secured Indebtedness, unless immediately thereafter the aggregate amount of all Secured

Indebtedness, together with the discounted present value of all rentals due on Sale and Leaseback Transactions, would not exceed fifteen percent of Consolidated Tangible Assets. For purposes of the previous sentence, the term Sale and Leaseback Transaction does not include Sale and Leaseback Transactions otherwise excluded from the limitations on Sale and Leaseback Transactions as described under "Covenants -- Covenant Limiting Sale and Leaseback Transactions." However, this limitation on Secured Indebtedness does not apply to the following types of Secured Indebtedness:



       - any Lien on property as to which the debt securities are equally and ratably secured with, or at the option of Cooper, prior to, the Secured Indebtedness;



       - Liens on property, including shares or Indebtedness, which is not a Principal Property;



       - Liens on property, including shares or Indebtedness, of any corporation existing at the time the corporation becomes a Restricted Subsidiary;



       - Liens on property, including shares or Indebtedness, existing at the time of acquisition of the property by Cooper or a Restricted Subsidiary;



       - Liens to secure the payment of all or any part of the purchase price of property, including shares or Indebtedness, created upon the acquisition of such property by Cooper or a Restricted Subsidiary;



       - Liens to secure any Secured Indebtedness incurred by Cooper or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price of property, or construction of improvements, alterations or repairs on the property, if incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction, including any improvements, alterations or repairs to existing property, or commercial operation, of the property;


       - Liens securing Secured Indebtedness of any Restricted Subsidiary owing to Cooper or to another Restricted Subsidiary;

       - Liens on property of a corporation existing at the time the corporation is merged or consolidated with Cooper or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Cooper or a Restricted Subsidiary;


       - Liens on property of Cooper or a Restricted Subsidiary in favor of governmental authorities or any trustee or mortgagee acting on behalf, or for the benefit, of any governmental authorities to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the Liens;



       - Liens incurred or assumed in connection with the issuance of industrial revenue bonds or private activity bonds the interest of which is exempt from Federal income taxation under Section 103(b) of the Internal Revenue Code;


       - Liens existing on the first date on which a debt security is authenticated by the trustee under the indenture; and

       - any extension, renewal or replacement of any Lien referred to in the above list.

         COVENANT LIMITING SALE AND LEASEBACK TRANSACTIONS

       Neither Cooper nor any Restricted Subsidiary may enter into any Sale and Leaseback Transaction covering any Principal Property of Cooper or any Restricted Subsidiary, unless:

       - immediately thereafter the sum of the following does not exceed fifteen percent of Consolidated Tangible Assets:


         (a) the discounted present value, determined in accordance with a method of discounting which is consistent with generally accepted accounting principles, of all rentals due under the proposed Sale and Leaseback Transaction and all Sale and Leaseback Transactions entered into after the first date on which a debt security is authenticated by the trustee under the indenture, except for the following Sale and Leaseback Transactions: those of a Restricted Subsidiary entered into prior to becoming a Restricted Subsidiary and those of a corporation entered into prior to merging or consolidating with Cooper or a Restricted Subsidiary or prior to the time of a sale, lease or other disposition of its properties as an entirety or substantially as an entirety to Cooper or a Restricted Subsidiary; and



         (b) the aggregate amount of all Secured Indebtedness, except Secured Indebtedness permitted under "Covenant Limiting Secured Indebtedness" above; or


       - an amount equal to the greater of the following is applied to retirement of Funded Debt within one year after the consummation of such Sale and Leaseback Transaction:

         (a) the net proceeds of the sale of property leased pursuant to the Sale and Leaseback Transaction, or


        (b) the fair market value of the property so leased;



        In each case after repayment of, or otherwise taking into account, as the case may be, the amount of any Secured Indebtedness secured by a Lien encumbering the Principal Property which Secured Indebtedness existed immediately prior to the Sale and Leaseback Transaction.


       However, this limitation does not apply to any Sale and Leaseback
Transaction:

       - entered into in connection with the issuance of industrial revenue or private activity bonds the interest of which is exempt from Federal income taxation under Section 103(b) of the Internal Revenue Code, and

       - if Cooper or a Restricted Subsidiary applies an amount equal to the net proceeds, after repayment of any Secured Indebtedness encumbering the Principal Property which Secured Indebtedness existed immediately before the Sale and Leaseback Transaction, of the sale or transfer of the Principal Property leased in the Sale and Leaseback Transaction to investment in another Principal Property within one year before or after the sale or transfer.

       COVENANT LIMITING MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

       Cooper will not merge into or consolidate with or convey or transfer its properties substantially as an entirety to any person unless:

       - the successor corporation is a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia;

       - the successor corporation assumes on the same terms and conditions the debt securities; and

       -  there is no event of default under the indenture.

EVENTS OF DEFAULT

       The following are events of default with respect to any series:

       - default for thirty days in payment of any interest installment when due;

       - default in payment of principal of, or premium, if any, on, any of the debt securities of such series when due at its stated maturity, when called for redemption, by declaration or otherwise;

       - default in the making of any payment for a sinking, purchase or similar fund provided for in respect of such series and continuance of such default for a period of thirty days;

       - default in the performance of any other covenant in the indenture with respect to the debt securities of such series for ninety days after notice to Cooper by the trustee or by holders of twenty-five percent in principal amount of the outstanding debt securities of such series; and

       -  some events of bankruptcy, insolvency and reorganization.


       However, if indicated in the prospectus supplement for a particular series of debt securities, any of the foregoing events of default may be deleted or modified from that summarized above and additional events of default may be included. No event of default for a single series of debt securities constitutes an event of default for any other series of debt securities. If an event of default described above occurs and is continuing for any series, either the trustee or the holders of not less than twenty-five percent in total principal amount of the debt securities of the series then outstanding, voting separately as a series, may declare the principal of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. In the case of debt securities issued bearing no interest or below-market interest, the amount that may be declared due and payable immediately is the portion of the principal specified in the terms of the debt securities, along with the accrued interest.


       In some cases, the holders of a majority in principal amount of the outstanding debt securities of a series may on behalf of the holders of all debt securities of the series waive any past default or event of default for the debt securities of the series or compliance with some provisions of the indenture, except, among other things, an uncured default in payment of principal, premium, if any, or interest, if any, on any of the debt securities of the series.


       The trustee will, within ninety days after the occurrence of an event of default, without regard to any grace period or notice requirement, give to the holders of the debt securities of the series notice of all uncured and unwaived defaults known to it. Except in the case of default in the payment of principal, premium or interest on any of the debt securities of the series, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the debt securities of the series. The trustee is entitled to be indemnified by the holders of debt securities before proceeding to exercise any right or power under the indenture at the request of holders of the debt securities. The trustee's right to indemnification is subject to the duty of the trustee during an event of default to act with the required standard of care. Subject to the provisions of the indenture, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee exercising any trust or power conferred on the trustee for the series. Cooper must file annually with the trustee a certificate of no default or specifying any default that exists.


MODIFICATION OF THE INDENTURE

       Cooper and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for, among others, the purposes of:

       -  adding to Cooper's covenants;

       -  adding additional events of default;

       -  establishing the form or terms of debt securities;

       -  curing ambiguities or inconsistencies in the indenture; or

       - making any other provisions about matters or questions arising under the indenture if the action does not adversely affect the interests of the holders of any affected series of debt securities.

       Cooper and the trustee may, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series to be affected, execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or the debt securities of a series or modifying any of the rights of the holders of the debt securities of the series to be affected. However, no supplemental indenture may, without the consent of the holder of each debt security affected, among other things:


       - change the fixed maturity of any debt securities, not including payments due under any sinking, purchase or similar fund;


       -  reduce the principal amount of any debt securities;

       - reduce the rate or extend the time of payment of interest on any debt securities;

       -  reduce any premium payable upon the redemption of any debt securities;
          or

       - reduce the percentage of holders of debt securities of any series required to consent to any supplemental indentures.

DEFEASANCE


       Cooper may at its option (a) be discharged from any and all obligations of the debt securities, except in each case for some obligations to register the transfer or exchange of the debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust, or (b) be released from some restrictive covenants of the indenture, including those described above under "Covenants," and will not be limited by any restrictions on merger, consolidation or sales of assets, in each case if Cooper takes the following actions:


       (1) deposits with the trustee, in trust, money, U.S. Government Obligations or Eligible Obligations or any combination of these that through the payment of interest and principal under their terms, will provide money in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, any interest and any premium on the debt securities on the dates the payments are due under the terms of the series; and


       (2) provides to the trustee an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, that holders of the debt securities of the series will not recognize income, gain or loss for Federal income tax purposes from Cooper's exercise of its option and will be required to pay Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the option had not been exercised.

       In addition, Cooper can also obtain a discharge under the indenture with respect to all debt securities of a series by depositing with the trustee, in trust, funds sufficient to pay at maturity or upon redemption all of the debt securities of the series, provided that all of the debt securities of the series are by their terms to become due and payable within one year or are to be called for redemption within one year. No opinion of counsel or ruling from the Internal Revenue Service is required in this case.

       "U.S. Government Obligations" means generally (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer of the obligations.

       "Eligible Obligations" means obligations which, when deposited, cause the relevant series of debt securities to be rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies.

       If there is any discharge of debt securities under the terms of the indenture described above, the holders of the discharged debt securities will be able to look solely to the trust fund, and not to Cooper, for payments of principal, any premium, and any interest.

THE TRUSTEE


       The Chase Manhattan Bank is the trustee under the indenture. The trustee performs services for us and transacts other banking business, including the extension of credit, with us from time to time in the normal course of business.

                              PLAN OF DISTRIBUTION


       We may sell the debt securities through underwriters, through agents or dealers, directly to purchasers or any combination of these. Any dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The applicable prospectus supplement will show the terms relating to a particular series of the debt securities, including the name or names of any underwriters or agents, the purchase price and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation or commissions payable to agents, the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the debt securities of the series may be listed. If we use an agent or agents in the sale, the agent or agents will be acting on a best efforts basis during their appointment.


       If we use underwriters in the sale, the underwriters will acquire the debt securities for their own account and may resell the debt securities in one or more transactions in the future. The underwriters may resell the debt securities at a fixed public offering price or at varying prices determined at the time of sale, at market prices prevailing at the time of sale, or at negotiated prices. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the prospectus supplement, the underwriters' obligations to purchase debt securities will be dependent on various conditions and the underwriters will be obligated to purchase all the debt securities of the series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed.

       We may authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase debt securities from us at the public offering price shown in the prospectus supplement under delayed delivery contracts requiring payment and delivery on a specified future date. The contracts will contain only those conditions shown in the prospectus supplement, and the prospectus supplement will show the commissions we will pay for solicitation of the contracts. The underwriters and other persons soliciting the contracts will have no responsibility for the validity or performance of the contracts.

       We may be required to indemnify agents and underwriters against some civil liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments that the agents or underwriters may be required to make for the liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

                                 LEGAL OPINIONS

       Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio, will pass upon the validity of the debt securities for us. Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York, will pass upon the validity of the debt securities for any underwriters or agents.

                                    EXPERTS

       Ernst & Young LLP, independent auditors, have audited the consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement.*

Securities and Exchange Commission registration fee.........   $139,000
Legal fees..................................................     50,000
Printing and engraving......................................     25,000
Accountants' fees...........................................     15,000
Rating Agency fees..........................................    325,000
Blue Sky fees and expenses..................................      3,000
Trustee's fees..............................................      8,000
Miscellaneous expenses......................................      3,000
                                                               --------
                Total.......................................   $568,000
                                                               ========

---------------

* All amounts are estimated except for the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 1701.13 of the Ohio General Corporation Law contains detailed provisions for indemnification of directors and officers of Ohio corporations against expenses, judgments, fines and settlements in connection with litigation.

       The Registrant's Articles of Incorporation and its Directors' and Officers' Liability Insurance Policy provides for indemnification and insurance, respectively, of the directors and officers of the Registrant against some liabilities.

       In addition, on February 17, 1987, Cooper's board of directors authorized the Registrant to enter into indemnification agreements with the directors and some officers that may be designated from time to time by Cooper's board of directors. The Board's action was approved by the shareholders at their Annual Meeting on April 28, 1987. The indemnification agreements contain provisions for indemnification against expenses, judgments, fines and settlements in connection with threatened or pending litigation, inquiries or investigations that arise out of the director's or officer's acts or omissions in his or her capacity as a director or officer of the Registrant.

       Agreements which may be entered into by the Registrant, underwriters, dealers and agents who participate in the distribution of debt securities may provide for the indemnification of the Registrant, its controlling persons, its directors and some of its officers by any agents, dealers or underwriters, as the case may be, against some liabilities, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS


         NUMBER                                  DESCRIPTION
         ------                                  -----------
          *1.1           Underwriting or Purchase Agreement.
           4.1           Form of Indenture dated as of January 15, 1990, between the
                         Registrant and The Chase Manhattan Bank (National
                         Association), as trustee (incorporated herein by reference to Exhibit 4(a) of Registration Statement No. 33-33011).
           4.2           Form of Supplemental Indenture between The Registrant and
                         The Chase Manhattan Bank, as trustee.
          *4.3           Form of Debt Securities.
           5.1           Opinion of Squire, Sanders & Dempsey L.L.P.
          12.1           Calculation of Ratio of Earnings to Fixed Charges
                         (incorporated herein by reference to Exhibit 12 of the
                         Registrant's Form 10-Q for the quarter ended March 31,
                         1999).
          23.1           Consent of Ernst & Young LLP.
          23.2           Consent of Squire, Sanders & Dempsey L.L.P. (included in
                         Exhibit 5.1).
        **24.1           Powers of Attorney (included on signature page).
          25.1           Statement of Eligibility and Qualification on Form T-1 of
                         The Chase Manhattan Bank.


 * Cooper will file any underwriting or purchase agreement and the form of any debt securities not previously filed in a Current Report on Form 8-K.


** Previously filed.


ITEM 17. UNDERTAKINGS

       The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price shown in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

       provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant under section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the provisions of the Ohio General Corporation Law or the Registrant's Articles of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 14, 1999.


                                            COOPER INDUSTRIES, INC.

                                            By: /s/ H. John Riley, Jr.
                                              ----------------------------------
                                                H. John Riley, Jr.
                                                Chairman of the Board,
                                                President and Chief Executive
                                                Officer





               /s/ H. John Riley, Jr.                  Director, Chairman of the    May 14, 1999
-----------------------------------------------------  Board, President and Chief
                 H. John Riley, Jr.                    Executive Officer

              /s/ D. Bradley McWilliams                Senior Vice President and    May 14, 1999
-----------------------------------------------------  Chief Financial Officer
                D. Bradley McWilliams

                 /s/ Terry A. Klebe                    Vice President and           May 14, 1999
-----------------------------------------------------  Controller (Principal
                   Terry A. Klebe                      Accounting Officer)

                */s/ Warren L. Batts                   Director                     May 14, 1999
-----------------------------------------------------
                   Warren L. Batts

               */s/ Alain J. P. Belda                  Director                     May 14, 1999
-----------------------------------------------------
                  Alain J. P. Belda

                */s/ Robert M. Devlin                  Director                     May 14, 1999
-----------------------------------------------------
                  Robert M. Devlin

                */s/ Clifford J. Grum                  Director                     May 14, 1999
-----------------------------------------------------
                  Clifford J. Grum

                 */s/ Linda A. Hill                    Director                     May 14, 1999
-----------------------------------------------------
                    Linda A. Hill

                 */s/ Harold S. Hook                   Director                     May 14, 1999
-----------------------------------------------------
                   Harold S. Hook

            */s/ Constantine S. Nicandros              Director                     May 14, 1999
-----------------------------------------------------
              Constantine S. Nicandros

                   */s/ John D. Ong                     Director                             May 14, 1999
------------------------------------------------------
                     John D. Ong

               */s/ Sir Ralph H. Robins                 Director                             May 14, 1999
------------------------------------------------------
                 Sir Ralph H. Robins

                  */s/ Dan F. Smith                     Director                             May 14, 1999
------------------------------------------------------
                     Dan F. Smith

                 */s/ James R. Wilson                   Director                             May 14, 1999
------------------------------------------------------
                   James R. Wilson

 * By: ---------------------------------------------
                 Diane K. Schumacher
            pursuant to power of attorney

                               INDEX TO EXHIBITS


         NUMBER                                  DESCRIPTION
         ------          ------------------------------------------------------------

         *1.1            Underwriting or Purchase Agreement.

          4.1            Form of Indenture dated as of January 15, 1990, between the
                         Registrant and The Chase Manhattan Bank (National
                         Association), as trustee (incorporated herein by reference to Exhibit 4(a) of Registration Statement No. 33-33011).

          4.2            Form of Supplemental Indenture between The Registrant and
                         The Chase Manhattan Bank, as trustee.

         *4.3            Form of Debt Securities.

          5.1            Opinion of Squire, Sanders & Dempsey L.L.P.

         12.1            Calculation of Ratio of Earnings to Fixed Charges
                         (incorporated herein by reference to Exhibit 12 of the Registrant's Form 10-Q for the quarter ended March 31,
                         1999).

         23.1            Consent of Ernst & Young LLP.

         23.2            Consent of Squire, Sanders & Dempsey L.L.P. (included in
                         Exhibit 5.1).

       **24.1            Powers of Attorney (included on signature page).

         25.1            Statement of Eligibility and Qualification on Form T-1 of
                         The Chase Manhattan Bank.


 * Cooper will file any underwriting or purchase agreement and the form of any debt securities not previously filed in a Current Report on Form 8-K.


** Previously filed.